Table of Contents

ACB Analytics
Vancouver

January 10, 2006

CYOP Systems International Inc
1022 6th Street – Unit A, Hermosa Beach, CA
Attention: Mitchell White, Chairman, CEO

Dear Mr. White,

As per our discussions regarding the provision of financial advisory services for CYOP Systems International Inc (CYOS), please see the terms of service and the scope of work. Attached is also an expanded, though not comprehensive, description of other services on offer, also as discussed, anticipating that some of these supplementary services may be required from time to time by CYOS.

1. Contract of Work

ACB Analytics (ACB) offers financial advisory services to individual and corporate clients. ACB is unincorporated and privately owned and managed by Canon Bryan of Vancouver, Canada. It is hereby proposed to enter into contract for such services as are delineated below, and as necessary on an ongoing basis, beyond those specifically addressed in this contract.

1.1. Contractual terms

Parties to this contract of work are bound by the following terms of service:

1.1.1. Confidentiality

All documents, materials, conversations are the private property of the respective parties. Parties hereto agree not to disclose any such materials to any third party without the others' express written consent. Materials produced as a result of this contract of work are the property of CYOS, and cannot be used by ACB without express written consent.

1.1.2. Defining the scope of work

ACB agrees not to perform any services without prior disclosure of the estimated scope of work to CYOS. If, at any time, during performance of services, it is estimated that the preliminary scope of work will be exceeded materially, notification must be made to CYOS.

CYOS agrees to provide timely disclosure of work that is subject to deadline. Completion of work is subject to the availability of the resources of ACB.

1.1.3. Professional fees

Fees for professional services rendered are charged at the rate of $75 Canadian dollars per hour. Out-of-pocket expenses made by ACB in the execution of business for CYOS will also be reimbursable. These costs are collectively referred to as the professional fee.

As a special incentive, and as remuneration for the special risk associated with Sarbanes-Oxley representation, ACB will participate in the employee incentive stock option plan, in the amount of 1 million common share options per full year of service, with the exercise price being set at the prevailing market price at the time issue. This is referred to as the option grant.

Fees for corporate finance services are charged at the rate of 5% of the total amount raised as a function of ACB's involvement – with 2.5% being payable in cash, and 2.5% being payable in the common shares of CYOS. This is referred to as the success fee. Time and out-of-pocket expenses sunk providing best-efforts advice,

arranging introductions, presentations, negotiations, and services generally performed for the purpose of arranging financing shall be charged to CYOS at the above professional fee.

1.1.4. Terms of settlement

ACB will invoice the client for the professional fee on the final day of every month, provided that billable hours have accrued and are outstanding. Settlement is immediately upon receipt of invoice, and will be made by way of wire transfer, as previously discussed.

The option grant shall be made at the beginning of every year of service. If a full year of service is not completed, the grant shall be cancelled.

The success fee is due and payable upon deposit of funds from the investor.

2. Preliminary scope of work

2.1. Initiating evaluation

ACB must formulate an overall evaluation of CYOS's operations and objectives, in order to understand CYOS's business and issues.

Estimated scope: 24 – 40 hours.

2.2. Project management of SB-2 registration statement process

Given that the SB-2 process appears to be largely complete, it is not estimated that much scope will be required on the part of ACB to complete the task.

Estimated scope: 80 - 120 hours.

2.3. Project management of ongoing financial reporting, audit, and regulatory maintenance and upkeep

Given the complexity of CYOS, with various international subsidiaries, complex revenue models, and so forth, it is difficult to estimate the scope of these duties on an ongoing basis. For the time being, ACB estimates scope of approximately 80 hours per month. This estimate is subject to reevaluation on a regular basis, as ACB continues to familiarize himself with the ongoing nature of the work.

Estimated scope: 80 hours/month.

2.4. Sarbanes-Oxley representation

This task requires no scope in terms of time, but only in terms of risk. ACB undertakes to incur the risk of making regular representations as to the soundness, reliability and relevance of CYOS's financial statements. Significant liabilities accrue to ACB if these statements are false in any way, either through error, or through purposeful falsification.

Estimated scope: nil

2.5. Total scope of work

The scope for this initial phase of professional services is equal to 104 – 160 hours for special projects defined at this time, as well as a minimum of 80 hours/month on an ongoing basis.

3. Additional service offering

Additional professional services that ACB can provide are listed below. This list is not exhaustive. CYOS may request the performance of such services from time to time, in accordance with 1.1. (Contractual Terms) above.

1.	*Economic modeling*
1.1.	Financial forecasts
2.	*Comptroller services*
2.1.	Cost analysis/restructuring
2.2.	Detailed budgeting
2.3.	Management information systems
2.4.	Internal control
2.5.	Financial statement preparation
2.6.	Audit preparation
2.7.	Financial performance analysis
3.	*Investment counsel*
3.1.	Asset management
3.2.	Market timing
3.3.	Hedge strategies
4.	*Corporate governance*
4.1.	Shareholder rights
4.2.	Proxy solicitations
4.3.	Class action lawsuits
5.	*Corporate finance*
5.1.	Merchant banking liaison
5.2.	Investor presentations
5.3.	SEC registration
6.	*Business plan writing*
6.1.	Abstract
6.2.	Business plan
6.3.	Feasibility study
6.4.	Researched documentation
7.	*Insolvency repair*
7.1.	Business repair
7.2.	Receivership advice
7.3.	Debtor rights
7.4.	Debt restructuring

If you are in agreement with the above terms and conditions please sign below as indicated.

Sincerely yours,	Acknowledged and Accepted
Canon Bryan ACB Analytics	Mitchell White, Chairman/CEO CYOP Systems International Inc
Date	Jan 18 2006 Date

1. *Economic modeling*
1.1. Financial forecasts

2. *Comptroller services*
2.1. Cost analysis/restructuring
2.2. Detailed budgeting
2.3. Management information systems
2.4. Internal control
2.5. Financial statement preparation
2.6. Audit preparation
2.7. Financial performance analysis

3. *Investment counsel*
3.1. Asset management
3.2. Market timing
3.3. Hedge strategies

4. *Corporate governance*
4.1. Shareholder rights
4.2. Proxy solicitations
4.3. Class action lawsuits

5. *Corporate finance*
5.1. Merchant banking liaison
5.2. Investor presentations
5.3. SEC registration

6. *Business plan writing*
6.1. Abstract
6.2. Business plan
6.3. Feasibility study
6.4. Researched documentation

7. *Insolvency repair*
7.1. Business repair
7.2. Receivership advice
7.3. Debtor rights
7.4. Debt restructuring

If you are in agreement with the above terms and conditions please sign below as indicated.

Sincerely yours,	Acknowledged and Accepted
Canon Bryan ACB Analytics	Mitchell White, Chairman/CEO CYOP Systems International Inc
January 12, 2006 Date	Date